Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Form 10-KSB of Dirt Motor Sports, Inc. of our report dated March 29, 2006 related to the consolidated financial statements which appear in Dirt Motor Sports, Inc.’s Form 10-KSB for the three month period ended December 31, 2005.
/s/ Murrell, Hall, McIntosh & Co., PLLP
Oklahoma City, Oklahoma
March 29, 2006